Exhibit 2

Execution Copy

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into on May 31, 2004, by and among GENERAL ELECTRIC COMPANY, a New York corporation (“Parent”), and the stockholders of BHA GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), whose names appear on Schedule A hereto (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrent with the execution and delivery of this Agreement, Parent, Casey Acquisition Company, a Delaware corporation (“Purchaser”), and the Company have entered into an Agreement and Plan of Merger (as amended, modified or supplemented in accordance with its terms, the “Merger Agreement”), which provides for the acquisition of the Company by Parent, subject to certain conditions, through a merger whereby Purchaser will merge with and into the Company with the Company surviving and the holders of the outstanding shares of Company Common Stock will be entitled to receive the Merger Consideration as provided in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the beneficial and record holder of the number of Shares (as defined below) set forth opposite such Stockholder’s name on Schedule A hereto;

WHEREAS, Parent and Stockholder wish to provide for the voting of the Shares held by the Stockholders with respect to the adoption and approval of the Merger, the Merger Agreement and the other transactions contemplated thereby;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Stockholder is willing to enter into this Agreement;

NOW, THEREFORE, as an inducement to Parent to enter into the Merger Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1.                                        Defined Terms.  For purposes of this Agreement the following terms shall have the following meanings (all other capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement):

1.1.                              Expiration Time.  “Expiration Time” shall mean the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time of the Merger.

1.2.                              Shares.  “Shares” shall mean (with respect to each Stockholder): (a) all equity securities of the Company (including all shares of Company Common Stock, Company Preferred Stock, and all options, warrants or other securities convertible into or exercisable for shares of Company Common Stock, Company Preferred Stock or any other equity securities of the Company and any other rights to acquire shares or securities convertible into or exercisable for shares of Company Common Stock, Company Preferred Stock or any other equity securities of the Company (collectively being referred to as “Company Securities”)) beneficially owned by such Stockholder as of the date of this Agreement and (b) all additional Company Securities which such Stockholder acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Time.

2.                                        Representations and Warranties of Each Stockholder.  Each Stockholder hereby severally and not jointly represents and warrants to Parent as follows:

2.1.                              Title to the Shares.  Except as set forth on Schedule A with respect to record ownership, each stockholder is the owner of (both beneficially and of record), or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, the Shares set forth opposite such Stockholder’s name on Schedule A hereto.  Each Stockholder has the exclusive power to vote the Shares on all matters submitted to holders of shares of Company Common Stock.  Each Stockholder has good and marketable title to and owns all of the Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature.  Each Stockholder hereby revokes any and all proxies or powers of attorney in existence immediately prior to the execution of this Agreement with respect to the Shares, and each Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

2.2.                              Authority Relative to this Agreement.  Each Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary trust or other action on the part of such Stockholder and no trust or other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by each Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) subject to general principles of equity.  If a Stockholder is married, or marries prior to the Expiration Time, and such Stockholder’s Shares constitute community property or otherwise require spousal or other approval in order for this Agreement to be legal, valid and binding, this Agreement has been (or, prior to the marriage, will be) approved executed and delivered by, and constitutes (or, prior to the marriage, will constitute) a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms.  No trust of which such Stockholder is a trustee requires the consent of any beneficiary or other person to the execution and delivery of this Agreement or to the consummation by such trust of the transactions contemplated by this Agreement or compliance by such trust with the provisions of this Agreement.

2.3.                              No Conflict.  The execution and delivery of this Agreement by each Stockholder does not, and the performance of this Agreement by each Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such Stockholder, (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder, or (c) conflict with or result in a breach of any trust documents of such Stockholder.

3.                                        Covenants of Stockholder.

3.1                                 Restriction on Transfer.  Each Stockholder hereby covenants and agrees that prior to the termination or expiration of this Agreement, except as otherwise specifically contemplated by this Agreement, such Stockholder shall not, and shall not offer or agree to or consent to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or any other voting arrangement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares.

3.2                                 Additional Shares.  Prior to the Expiration Time, each Stockholder will promptly notify the Parent of the kind and number of any Company Securities acquired directly or beneficially by such Stockholder, if any, after the date hereof.  Any such shares shall become “Shares” within the meaning of this Agreement.

3.3                                 Nonsolicitation.  Prior to the Expiration Time, each Stockholder shall not as a stockholder (either individually or through any Representative of Stockholder):  (a) solicit, initiate, or encourage (including by way of furnishing information), directly or indirectly, any inquiries regarding, or the submission of, any proposal that could lead to a Takeover Proposal or any Takeover Proposal or Superior Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate or otherwise cooperate in the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or Superior Proposal; or (c) enter into any agreement with respect to any proposal for a Takeover Proposal or Superior Proposal or approve or resolve to approve any proposal for a Takeover Proposal or Superior Proposal.  Upon execution of this Agreement, each Stockholder shall (i) immediately cease any existing activities, discussion or negotiations with any Person conducted prior to such time with respect to any of the foregoing; and (ii) promptly (but in all events within 24 hours)

notify Parent in writing of the existence of any proposal, discussion, negotiation, or inquiry received by such Stockholder that constitutes or could reasonably be expected to lead to a potential Takeover Proposal or Superior Proposal and communicate the terms of any such proposal, discussion, negotiation, or inquiry to Parent (including provision to Parent of any written materials received by such Stockholder in connection with such proposal, discussion, negotiation, or inquiry).  Each Stockholder shall keep Parent reasonably apprised of any material development with respect to such proposal, discussion, negotiation, or inquiry.  Nothing in this Section 3.3 shall limit the operation of Section 4.3 hereof.

4.                                        Voting Agreement; Proxy.

4.1                                 Voting Agreement.  Each Stockholder agrees that, at all times prior to the Expiration Time, at every meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, such Stockholder shall be present (in person or by proxy) for purposes of establishing a quorum thereat and shall vote all of the Shares, or shall cause the Shares to be voted, (a) in favor of the adoption, approval and consummation of the Merger, the Merger Agreement and the other transactions contemplated thereby, and in favor of any matter that could reasonably be expected to facilitate the Merger (to the extent that the Shares have a right to vote thereon), (b) against any other Takeover Proposal or Superior Proposal, and (c) against any proposal (other than the Merger Agreement) that could reasonably be expected to (i) result in any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company Certificate of Incorporation or the Company Bylaws, (ii) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (iii) impair in any material respect the ability of the Company to perform its obligations under the Merger Agreement, or (iv) otherwise prevent, materially delay or interfere with the consummation of the transactions contemplated by the Merger Agreement.

4.2                                 Grant of Proxy.

(a)                                  Each Stockholder hereby irrevocably grants to and appoints, Parent and each of its designees, and each of them individually as such Stockholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of such Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of Shares in a manner consistent with this Section 4.

(b)                                 Each Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4.2 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of such Stockholder’s duties in accordance with this Agreement.  Each Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked other than by the termination of this Agreement in accordance with its terms.  This irrevocable proxy is executed and intended to be irrevocable in accordance with Section 212(e) of the DGCL and terminable only upon termination of this Agreement.

4.3                                 Other Voting; Stockholder Capacity.  Each Stockholder may vote on all issues other than those specified in this Section 4 that may come before any meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4.  Parent acknowledges and agrees that each Stockholder is executing and delivering this Agreement solely in Stockholder’s capacity as the record and beneficial owner of the Shares and no provision of this Agreement shall limit or otherwise restrict such Stockholder with respect to any act or omission that such Stockholder may undertake or authorize in such Stockholder’s capacity as an officer of the Company or a member of the Board of Directors of the Company, as the case may be, including, without limitation, any action such Stockholder is permitted to take in such Stockholder’s capacity as a director of the Company pursuant to Section 5.2 of the Merger Agreement and any vote that such Stockholder may make in such Stockholder’s capacity as a director of the Company with respect to any matter presented to the Board of Directors of the Company.

5.                                        Consents and Waivers.

5.1.                              Consummation of Merger.  Each Stockholder hereby gives any and all consents and waivers that are required for the consummation of the Merger under the terms of any agreements to which such Stockholder is a party or pursuant to any rights such Stockholder may have, in any case only in such Stockholder’s capacity as the holder of the Shares (and specifically excluding, for example, any agreement or rights such Stockholder may have pursuant to any employment or severance agreement).

5.2.                              Waiver of Appraisal Rights.  Each Stockholder hereby waives any rights of appraisal or rights to dissent (pursuant to the DGCL or otherwise) with respect to the Merger.

6.                                        Certain Events.  Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall automatically and without any additional action by the parties attach to any additional shares of Company Common Stock or other Company Securities issued to or acquired by such Stockholder.

7.                                        Termination.  This Agreement shall terminate on the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms, provided that the provisions of Section 8 of this Agreement shall survive any such termination and no such termination of this Agreement shall relieve any party from liability for any breach of this Agreement.

8.                                        Miscellaneous.

8.1.                              Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.2.                              Specific Performance.  The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms of this Agreement, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

8.3.                              Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

8.4.                              Assignment.  Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement, by operation of law or otherwise.  Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

8.5.                              Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.6.                              Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.7                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

8.8.                              Notices.  Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile transmission or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

if to Parent:

General Electric Company

GE Energy
4200 Wildwood Parkway
Atlanta, GA  30339
Facsimile:  (678) 844-7811
Attention:  David E. Tucker

With additional copies to:

General Electric Company

GE Energy
4200 Wildwood Parkway
Atlanta, GA  30339
Facsimile:  (678) 844-7378
Attention:  James M. Waterbury, Esq.

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Facsimile:  (212) 556-2222
Attention:  Stephen M. Wiseman, Esq.

if to Stockholder:

At the address specified below such Stockholder’s name on the Schedule A hereto.

8.9                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in New York without regard to any principles of choice of law or conflicts of law of such state.

8.10                           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.11.                        Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.12.                        Additional Documents.  Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

8.13.                        Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 8.13.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

GENERAL ELECTRIC COMPANY,

By:	/s/ Ronald C. Williams
Title: Attorney-in-fact
Name: Ronald C. Williams

STOCKHOLDERS

By:	/s/ Lamson Rheinfrank, Jr.
Lamson Rheinfrank, Jr.

By:	/s/ James E. Lund
James E. Lund

By:	/s/ James J. Thome
James J. Thome

By:	/s/ James C. Shay
James C. Shay

LAMSON RHEINFRANK, JR.
REVOCABLE TRUST, DATED JANUARY 1,
1990

By:	/s/ Lamson Rheinfrank, Jr.
Name: Lamson Rheinfrank, Jr.
Title: Trustee

SALLY L. RHEINFRANK REVOCABLE
TRUST, DATED JANUARY 1, 1990

By:	/s/ Sally L. Rheinfrank
Name: Sally L. Rheinfrank
Title: Trustee

RHEINFRANK FOUNDATION, INC.

By:	/s/ Lamson Rheinfrank, Jr.
Name: Lamson Rheinfrank, Jr.
Title: President

RHEINFRANK FAMILY PARTNERSHIP,
L.P.

By: Rheinfrank, Inc. its General
Partner

By:	/s/ Henson Jones
Name: Henson Jones
Title: President

LAMSON AND SALLY RHEINFRANK
IRREVOCABLE TRUST, DATED
JANUARY 1, 1990

By:	/s/ Henson Jones
Name: Henson Jones
Title: Trustee

SUSAN B. LUND REVOCABLE TRUST,
DATED SEPTEMBER 2, 1993

By:	/s/ Susan B. Lund
Name: Susan B. Lund
Title: Trustee

By:	/s/ Virginia R. Foote
Virginia R. Foote

SCHEDULE A

Name	Number of Shares*	Shares Subject to Options

Lamson Rheinfrank, Jr. BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64113	9,021	78,300

Lamson Rheinfrank, Jr. Revocable Trust dated January 1, 1990 642 East 46th Street, Kansas City, Missouri	23,763

Sally L. Rheinfrank Revocable Trust, dated January 1, 1990 642 East 46th Street, Kansas City, Missouri	26,000

Rheinfrank Foundation, Inc. 642 East 46th Street, Kansas City, Missouri	30,756

Rheinfrank Family Partnership, L.P. 744 Santa Barbara Road, Berkeley, CA 94707	187,548

Lamson and Sally Rheinfrank Irrevocable Trust, dated January 1, 1990 642 East 46th Street, Kansas City, Missouri	87,125

James E. Lund BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64113	125,006	114,300

Susan B. Lund Revocable Trust, dated September 2, 1993 BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64113	5,058

James J. Thome BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64113	94,903	114,300

James C. Shay BHA Group Holdings, Inc. 8800 East 63rd Street Kansas City, Missouri 64113	17,353	108,732

Virginia R. Foote 26 Dana Street Cambridge, Massachusetts 02138	18,819

*Number of shares includes shares of Company Common Stock held by the BHA Group Holdings, Inc. Employee Stock Ownership Plan.